UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 15, 2005

Lincoln Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana (State or Other Jurisdiction of Incorporation)	000-25219 (Commission File Number)	35-2055553 (IRS Employer Identification No.)

905 Southfield Drive, Plainfield, Indiana (Address of Principal Executive Offices)	46168-0510 (Zip Code)

(317) 839-6539
(Registrant’s Telephone Number, Including Area Code)

1121 East Main Street, Plainfield, Indiana 46168-0510
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

        On February 15, 2005, the Board of Directors of Lincoln Bancorp considered and approved the bonus, salary and director fee recommendations that had been made by the Stock/Compensation Committee (the “Committee”) at its January 18, 2005 meeting. The Board approved cash bonus payments pursuant to the Lincoln Bank Bonus/Incentive Plan (the “Plan”), which covers all Lincoln Bank employees. Pursuant to the Plan, the Board establishes for each calendar year four amounts of net operating income to serve as baseline amounts. If for a given year the first baseline amount is achieved, the Board may, in its discretion, establish a bonus pool of no more than four percent of the net operating income amount achieved. If the second, third or fourth baseline amounts are achieved, then the Board is required to establish a bonus pool in the amount of five, six or seven percent, respectively, of the net operating income amount achieved, with ten percent of the amount being reserved for bonus awards to members of the Board. The remaining ninety percent of the bonus pool is paid to employees, with the amount paid to each employee being determined by the employee’s base salary level and individual performance. The Board approved bonus payments to employees totaling $300,000, including the following bonuses to executive officers of Lincoln Bank and Lincoln Bancorp: $23,900 to T. Tim Unger, President and Chief Executive Officer of Lincoln Bank and President, Chief Executive Officer and Chairman of Lincoln Bancorp; $13,500 to Jerry R. Engle, Chief Operating Officer and Executive Vice President of the Bank and Vice Chairman of Lincoln Bancorp; $9,660 to John M. Baer, Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Lincoln Bank and Secretary and Treasurer of Lincoln Bancorp; $8,888 to John B. Ditmars, Senior Vice President, Administration, of Lincoln Bank and Vice President of Lincoln Bancorp; $7,875 to Rebecca S. Morgan, Senior Vice President and Retail Sales Manager of Lincoln Bank and Vice President of Lincoln Bancorp; and $8,625 to Jonathon D. Slaughter, Senior Vice President, Credit Administration, of Lincoln Bank and Vice President of Lincoln Bancorp.

        The Board also approved the salary increases for executive officers recommended by the Committee. Mr. Unger’s salary for 2005 will increase from $213,000 to $230,000; Mr. Engle’s salary will increase from $185,000 to $195,000; Mr. Baer’s salary will increase from $128,465 to $132,962; Mr. Ditmar’s salary will increase from $123,058 to $131,833; Ms. Morgan’s salary will increase from $104,542 to $113,931; and Mr. Slaughter’s salary will increase from $110,090 to $130,981.

        In addition, the Board approved the increases in fees for non-employee members of the Lincoln Bank and Lincoln Bancorp Boards of Directors that had been recommended by the Committee. The annual retainer for Lincoln Bank directors will increase from $12,300 to $12,800 and for Lincoln Bancorp directors will increase from $3,500 to $3,600. Regular meeting fees will increase from $480 to $500 and committee fees will increase from $240 to $300 (subject to an annual committee fee maximum of $3,000).

ITEM 5.02 — DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

        Frank A. “Andy” Rogers decided to retire from the Board of Directors of Lincoln Bancorp on February 15, 2005. His retirement will be effective at the conclusion of his current term, which will expire at the Lincoln Bancorp Annual Meeting of Shareholders scheduled to be held on May 17, 2005. Mr. Rogers was appointed to a one-year term as a director of Lincoln Bancorp on August 2, 2004, the effective date of Lincoln Bancorp’s acquisition of First Shares Bancorp, Inc. and its wholly owned subsidiary, First Bank. Prior to the acquisition, Mr. Rogers had served as Chairman of First Shares Bancorp, Inc. and First Bank.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: February 21, 2005

Lincoln Bancorp By: /s/ John M. Baer —————————————— John M. Baer Secretary and Treasurer
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